Exhibit 10.5
FOURTH AMENDMENT TO CREDIT AGREEMENT
     THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 19, 2009, is by and among NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation (the “Borrower”), the Material Domestic Subsidiaries of the Borrower party hereto (each a “Guarantor” and collectively, the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (as hereinafter defined) under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
WITNESSETH
     WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of August 14, 2006, as amended by that certain First Amendment to Credit Agreement dated as of December 1, 2006, as amended by that certain Second Amendment to Credit Agreement dated as of June 29, 2007, as amended by that certain Third Amendment to Credit Agreement dated as of February 13, 2008 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”);
     WHEREAS, the Credit Parties have requested the Required Lenders amend certain provisions of the Credit Agreement; and
     WHEREAS, the Required Lenders are willing to make such amendments to the Credit Agreement, subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order: “Accounts” shall mean all of each Credit Party’s “accounts” as such term is defined in the UCC, and, in any event, includes, without limitation, (a) all accounts receivable (whether or not specifically listed on schedules furnished to the Administrative Agent), and all other rights to payment for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered or in connection with any other transaction (whether or not yet earned by performance), (b) all rights in, to, and under all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing, including, without limitation, all rights of rescission, replevin, reclamation, and stoppage in transit and rights to returned, reclaimed, or repossessed goods, (d) all reserves and credit balances held by each Credit Party with respect to any such accounts receivable or account debtors, (e) all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, and (f) all guarantees and collateral security of any kind, given by any account debtor or any other Person with respect to any of the foregoing, all whether now owned or existing or hereafter acquired or arising, by or in favor of, any Credit Party.
     “Borrowing Base” shall mean, as of any date of determination, an amount equal to eighty-five percent (85%) of Eligible Accounts Receivable.
     “Borrowing Base Certificate” means a certificate delivered pursuant to Section 5.2(g).
     “Eligible Accounts Receivable” shall mean the aggregate face amount of the Accounts of each of the Credit Parties that conform to the warranties contained herein, less the aggregate amount of all returns, discounts, claims, credits, charges (including warehousemen’s charges) and allowances of any nature (whether issued, owing, granted or outstanding), and less the aggregate amount of all reserves for slow paying accounts, foreign sales, bill and hold (or deferred shipment) transactions and the Lenders’ charges as set forth in this Credit Agreement. Unless otherwise approved in writing by the Administrative Agent, no Account shall be deemed to be an Eligible Account Receivable if:
     (a) the Account arises out of a sale or lease made by any Credit Party to an Affiliate; or
     (b) the Account is unpaid more than ninety (90) days after the original invoice date.
     “Fourth Amendment Effective Date” shall mean November 19, 2009.
     “Sponsor Subordinated Indebtedness” shall mean any subordinated Indebtedness of a Credit Party owed to the Sponsor and certain other investors in the Borrower; provided that (i) such Indebtedness shall be unsecured, (ii) such Indebtedness shall be subordinated to the obligations hereunder in a manner reasonably acceptable to the Required Lenders, (iii) the representations, covenants and events of default in respect of such Indebtedness (other than interest rate and fees) are no more restrictive on the obligor thereon than the representations, covenants and events of default in the Credit Documents and (iv) the maturity date of such Indebtedness shall be no earlier than six months following the Term Loan Maturity Date and such Indebtedness shall not be subject to amortization or prepayment prior to such date (other than in the case of a bankruptcy of any Credit Party).

     “Sponsor Warrants” shall mean those certain common stock purchase warrants issued by the Borrower to the Sponsor and certain other investors in the Borrower in connection with the Sponsor Subordinated Indebtedness.
     1.2 Amended Definitions.
     (a) The definition of “Applicable Percentage” is hereby amended and restated in its entirety to read as follows:
     “Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Percentage for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) that portion of the Term Loan comprised of Alternate Base Rate Loans shall be 6.00%, (d) that portion of the Term Loan comprised of LIBOR Rate Loans shall be 7.00% and (e) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Percentage
		LIBOR
	Consolidated	Margin	Base Rate	Commitment
Level	Leverage Ratio	& L/C Fee	Margin	Fee
I	> 4.75 to 1.0	7.00%	6.00%	0.50%
II	> 4.25 to 1.0 but	6.75%	5.75%	0.50%
	< 4.75 to 1.0
III	> 3.50 to 1.0 but < 4.25 to 1.0	6.50%	5.50%	0.50%
IV	> 2.50 to 1.0 but	6.25%	5.25%	0.50%
	< 3.50 to 1.0
V	< 2.50 to 1.0	6.00%	5.00%	0.50%
     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) (each an “Interest Determination Date”). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding the foregoing, the Applicable Percentages shall be set with pricing no lower than that set forth in Level I until the financial information and certificates required to be delivered pursuant to Section 5.1 and 5.2 for the first full fiscal quarter to occur following the Fourth Amendment Effective Date have been delivered to the Administrative Agent, for distribution to the Lenders. If the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information or certifications are provided, whereupon the Level shall be determined by the then current Consolidated Leverage Ratio. In the event that any financial statement or certification delivered pursuant to Section 5.1 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (an “Applicable Period”)than the Applicable Percentage applied for such Applicable Period, then the Borrower shall immediately (i) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (ii) determine the Applicable Percentage for such Applicable Period based upon the corrected compliance certificate, and (iii) immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Percentage for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Sections 2.8 and 7.1 and other of their respective rights under this Agreement.
     (b) The definition of “LIBOR” is hereby amended and restated in its entirety to read as follows:
     “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.
     (c) The definition of “Permitted Acquisition” is hereby amended by adding a new clause (viii) and making the appropriate punctuation and grammatical changes thereto to read as follows:
     (viii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, prior to the first acquisition following the Fourth Amendment Effective Date, the Consolidated Leverage Ratio for the most recently ended fiscal quarter of the Borrower is less than or equal to 3.75 to 1.00.

     (d) The definition of “Subordinated Debt” is hereby amended and restated in its entirety to read as follows:
     “Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations (including, without limitation, the Sponsor Subordinated Indebtedness) and contains subordination and other terms reasonably acceptable to the Required Lenders.
     1.3 Amendment to Section 2.1(a). Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally, but not jointly, agrees to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to TWENTY MILLION DOLLARS ($20,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the lesser of (A) Revolving Committed Amount then in effect and (B) the Borrowing Base. Notwithstanding the foregoing, at any time when a Lender has failed to fund its Revolving Loans hereunder (as a result of being a Defaulting Lender or otherwise), each Revolving Lender, severally, but not jointly, agrees to make Revolving Loans to the Borrower in an amount as necessary to provide the Borrower with the full amount of Revolving Loans requested in the applicable Notice of Borrowing; provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the lesser of (A) Revolving Committed Amount then in effect and (B) the Borrowing Base. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans unless the Borrower delivers a funding indemnity letter, substantially in the form of Exhibit 2.1(a), reasonably acceptable to the Administrative Agent not less than three (3) Business Days prior to the Closing Date. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.
     1.4 Amendment to Section 2.1(b)(i). Section 2.1(b)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor and (E) the amount available under the most recently delivered Borrowing Base Certificate minus outstanding Loans and Letters of Credit after giving effect to the applicable borrowing. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.
     1.5 Amendment to Section 2.1(f). A new Section 2.1(f) is hereby added to the Credit Agreement to read as follows:
     (f) Incremental Revolving Committed Amount. Subject to the terms and conditions set forth herein, the Borrower shall have the right, on a one-time basis prior to the Revolver Maturity Date, to incur additional Indebtedness under this Credit Agreement in the form of an increase to the Revolving Committed Amount (the “Incremental Revolver”) by an aggregate amount of up to FIVE MILLION DOLLARS ($5,000,000). The following terms and conditions shall apply to the Incremental Revolver: (i) the loans made under the Incremental Revolver shall constitute Credit Party Obligations and will be secured and guaranteed with the other Credit Party Obligations on a pari passu basis, (ii) any loans made pursuant to the Incremental Revolver shall have the same terms (including interest rate, maturity date, voting rights and rights to receive the proceeds of prepayments) as the existing Revolving Loans and shall be considered Revolving Loans hereunder, (iii) the proceeds of Loans made pursuant to the Incremental Revolver will be used for the purposes set forth in Section 3.11, (iv) the Borrower shall execute a Revolving Note in favor of any new Lender or any existing Lender requesting a Revolving Note whose Revolving Commitment is increased, (v) the Administrative Agent shall have received an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent and (vi) the Administrative Agent shall have received from the Borrower an officer’s certificate demonstrating that, after giving effect to the Incremental Revolver the conditions to Extensions of Credit in Section 4.2 shall have been satisfied. Participation in the Incremental Revolver may be offered to existing Lenders and other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Credit Agreement or any other Credit Document as may be necessary to incorporate the terms of the Incremental Revolver therein.
     1.6 Amendment to Section 2.2. Section 2.2(b) of the Credit Agreement are hereby amended and restated in its entirety to read as follows:
     (b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in twelve (12) consecutive quarterly installments as follows, unless accelerated sooner pursuant to Section 7.2:

Principal Amortization Payment	Term Loan Principal Amortization
Dates	Payment
December 31, 2009	$301,428
March 31, 2010	$1,040,000
June 30, 2010	$1,040,000
September 30, 2010	$1,040,000
December 31, 2010	$1,040,000
March 31, 2011	$1,040,000
June 30, 2011	$1,040,000
September 30, 2011	$1,040,000
December 31, 2011	$1,040,000
March 31, 2012	$1,040,000
June 30, 2012	$1,040,000
Term Loan Maturity Date	Remaining outstanding principal amount of the Term Loan

     1.7 Amendment to Section 3.2. Section 3.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     Since December 31, 2005 there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect; it being understood that any decline in the financial condition of the Credit Parties as evidenced by the financial statements most recently provided to the Lenders prior to the Fourth Amendment Effective Date from the financial condition of the Credit Parties on December 31, 2005 shall not be deemed to be a development resulting in a Material Adverse Effect.
     1.8 Amendment to Section 5.2. The word “and” at the end of clause (f) of Section 5.2 of the Credit Agreement is deleted, clause (g) of Section 5.2 of the Credit Agreement is relettered as clause (h) and a new clause (g) is added to read as follows:
     (g) concurrently with delivery of the financial statements referred to in Section 5.1(c) above, a certificate of a Responsible Officer setting forth the Borrowing Base as of the last day of the period of such financial statements.
     1.9 Amendment to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     Section 5.9 Financial Covenants.
          Comply with the following financial covenants:
     (i) Consolidated Leverage Ratio. The Consolidated Leverage Ratio, for the twelve month period ending as of each fiscal quarter end shall be less than or equal to the levels set forth in the grid below for the periods corresponding thereto:

Period	Maximum Ratio
July 1, 2009 through June 30, 2010	5.75 to 1.00
July 1, 2010 through September 30, 2010	5.50 to 1.00
October 1, 2010 through December 31, 2010	5.25 to 1.00
January 1, 2011 through June 30, 2011	5.00 to 1.00
July 1, 2011 through September 30, 2011	4.25 to 1.00
October 1, 2011 through December 31, 2011	4.00 to 1.00
January 1, 2012 through March 31, 2012	3.50 to 1.00
April 1, 2012 and thereafter	3.25 to 1.00
     (ii) Minimum Interest Coverage Ratio. Interest Coverage Ratio, for the twelve month period ending as of each fiscal quarter end shall be greater than or equal to the levels set forth in the grid below for the periods corresponding thereto:

Period	Maximum Ratio
July 1, 2009 through June 30, 2010	1.65 to 1.00
July 1, 2010 through September 30, 2010	1.75 to 1.00
October 1, 2010 through December 31, 2010	1.90 to 1.00
January 1, 2011 through June 30, 2011	2.00 to 1.00
July 1, 2011 through December 31, 2011	2.15 to 1.00
January 1, 2012 and thereafter	2.50 to 1.00
     (iii) Maximum Consolidated Capital Expenditures. Consolidated Capital Expenditures made during each fiscal year of the Borrower shall be less than or equal to the amounts set forth below:

Fiscal Year Ending	Amount
December 31, 2009	$12,500,000
December 31, 2010	$10,000,000
December 31, 2011	$26,000,000
December 31, 2012	$22,000,000
     plus for any fiscal year after December 31, 2008, the unused amount available for Consolidated Capital Expenditures under this Section 5.9(a)(iii) for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year); provided, that with respect to any fiscal year, capital expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable.
     1.10 Amendment to Section 6.1(c). Section 6.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (c) Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension; and (iii) the total amount of all such Indebtedness shall not exceed $20,000,000 at any time outstanding;
     1.11 Amendment to Section 6.1. A new Section 6.1(k) is hereby added to the Credit Agreement to read as follows:
     (k) the Sponsor Subordinated Indebtedness; provided that the Sponsor Subordinated Indebtedness may be refinanced (including costs and fees) or extended so long as (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the principal amount of Sponsor Subordinated Indebtedness will not be increased in connection with such refinancing or extension (except by an amount equal to the costs and fees incurred in connection with such refinancing or extension), (iii) the terms of the refinanced or extended notes shall be reasonably satisfactory to the Required Lenders and shall be substantially similar or more favorable to the Credit Parties and their Subsidiaries (and the subordination terms thereof shall be substantially similar or more favorable to the Lenders) than the Sponsor Subordinated Indebtedness and (iv) the maturity date of such refinanced or extended notes shall be at least six (6) months after the Term Loan Maturity Date.
     1.12 Amendment to Exhibits. Exhibit 1.1(e) to the Existing Credit Agreement is hereby amended and restated in its entirety to read as Exhibit 1.1(e) attached hereto.
ARTICLE II
CONDITIONS TO EFFECTIVENESS
     2.1 Closing Conditions. This Amendment shall become effective as of the Fourth Amendment Effective Date upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):
     (a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.
     (b) Executed Consents. The Administrative Agent shall have received executed consents, in substantially the form of Exhibit A attached hereto, from the Required Lenders authorizing the Administrative Agent to enter into this Amendment on their behalf. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Required Lenders have been obtained.
     (c) Fees and Expenses. The Borrower shall have paid in full (i) for the account of each Lender approving this Amendment, an amendment fee equal to 50 basis points on such Lender’s Commitment or if such Lender’s Commitment has terminated, such Lender’s outstanding Loans and (ii) all reasonable out-of-pocket fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC.
     (d) Authority Documents. The Administrative Agent shall have received a (i) certificate for each Credit Party, certified by an officer of such Credit Party as of the Fourth Amendment Effective Date, certifying that the (A) articles of incorporation, partnership agreement or other charter documents of such Credit Party, and (B) the bylaws or other operating agreement of such Credit Party, which were delivered to the Administrative Agent in connection with the closing of the Credit Agreement, have not been rescinded or modified, have been in full force and effect since the Closing Date of the Credit Agreement and are in full force and effect as of the Fourth Amendment Effective Date, (ii) resolutions of the board of directors or other comparable governing body of such Credit Party approving and adopting this Amendment, the transactions contemplated herein and authorizing the execution and delivery hereof, (iii) copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (iv) an incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Exhibit 4.1(b) to the Credit Agreement) to be true and correct as of the Fourth Amendment Effective Date.
     (e) Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions (including, if requested by the Administrative Agent, local counsel opinions) of counsel for the Credit Parties, dated the Fourth Amendment Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of each Credit Party and opinions as to the non-contravention of the Credit Parties’ organizational documents).
     (f) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the initial borrowings under this Amendment, in substantially the form of Exhibit 4.1(g) to the Credit Agreement.
     (g) Consents. The Administrative Agent shall have received evidence that all boards of directors, governmental, shareholder and material third party consents and approvals (if any) necessary in connection with the transactions contemplated hereby, have been obtained.
     (h) Financial Condition Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Fourth Amendment Effective Date, substantially in the form of Exhibit 4.1(o) to the Credit Agreement stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Amendment or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Fourth Amendment Effective Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any transaction contemplated by the Credit Documents, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Second Amendment Effective Date and (ii) immediately after giving effect to this Amendment, the other Credit Documents, and all the transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects (except for those which expressly relate to an earlier date), and (C) the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the month ending at least twenty (20) days preceding the Fourth Amendment Effective Date.
     (i) Term Loan Prepayment. The Borrower shall have made a prepayment of the outstanding Term Loans in an amount not less than $13 million.

     (j) Sponsor Subordinated Indebtedness. The Borrower shall have received not less than $10 million in gross proceeds from the issuance of the Sponsor Subordinated Indebtedness and Sponsor Warrants.
     (k) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
ARTICLE III
MISCELLANEOUS
     3.1 Amended Terms. On and after the Fourth Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.
     3.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:
     (a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
     (b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
     (d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).
     (e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
     (f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.
     (g) Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.
     3.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.
     3.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.
     3.5 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
     3.6 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
     3.7 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered upon request of the Administrative Agent.
     3.8 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.
     3.9 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     3.10 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     3.11 General Release. In consideration of the Administrative Agent, on behalf of the Lenders, entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof.
     3.12 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Sections 9.14 and 9.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

     IN WITNESS WHEREOF the Credit Parties and the Administrative Agent (on behalf of the Required Lenders) have caused this Amendment to be duly executed on the date first above written.

BORROWER:	NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation
	By:	/s/ Brian Fitzpatrick
		Name:	Brian Fitzpatrick
		Title:	CFO

GUARANTORS:	WESTERN FREIGHTWAYS, LLC, a Colorado limited liability company
	By:	/s/ Brian Fitzpatrick
		Name:	Brian Fitzpatrick
		Title:	EVP

P&P TRANSPORT LLC, a New Jersey limited liability company
	By:	New Century Transportation, Inc.
Its sole Member

	By:	/s/ Brian Fitzpatrick
		Name:	Brian Fitzpatrick
		Title:	EVP

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, As a Lender and as Administrative Agent on Behalf of the Required Lenders
	By:	/s/ John J. Wedemeyer
		Name:	John J. Wedemeyer
		Title:	Senior Vice President

EXHIBIT A
[FORM OF]
CONSENT TO FOURTH AMENDMENT
TO CREDIT AGREEMENT
     This Consent is given pursuant to the Credit Agreement, dated as of August 14, 2006 (as previously amended and modified, the “Credit Agreement”; and as further amended by the Amendment (as hereinafter defined), the “Amended Credit Agreement”), by and among NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation (the “Borrower”), those Material Domestic Subsidiaries of the Borrower party hereto (each a “Guarantor” and collectively, the “Guarantors”), the lenders and other financial institutions from time to time party thereto (the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”).Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.
     The undersigned hereby approves the amendment of the Credit Agreement effected by the Fourth Amendment to Credit Agreement (the “Amendment”) by and among the Borrower, the Guarantors party thereto, and the Administrative Agent and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Amended Credit Agreement.
     Delivery of this Consent by telecopy or other electronic means shall be effective as an original.
     A duly authorized officer of the undersigned has executed this Consent as of the                      day of November, 2009.

,
as a Lender

By:
Name:
Title:

EXHIBIT 1.1(e)
[FORM OF]
NOTICE OF BORROWING

TO:	Wachovia Bank, National Association, as Administrative Agent

RE:	Credit Agreement, dated as of August 14, 2006, by and among New Century Transportation, Inc., a New Jersey corporation (the “Borrower”), the Material Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent for Lenders (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE :	[Date]
     Pursuant to Section(s) 2.1(b)(i), 2.2, and/or 2.4(b)(i) of the Credit Agreement, the Borrower hereby requests the following (the “Proposed Borrowing”):
Term Loan be made as follows:1

Interest
		Interest	Period
		Rate	(one, two, three or six
		(Alternate Base Rate/	months
Date	Amount	LIBOR Rate) [2]	—for LIBOR Rate only)[2]
Closing Date	$95,000,000
Revolving Loans be made as follows:

Interest
		Interest	Period
		Rate	(one, two, three or six
		(Alternate Base Rate/	months
Date	Amount	LIBOR Rate)	—for LIBOR Rate only)

1	Only to be used on the Closing Date

2	LIBOR Rate is only available if the Borrower delivers a Funding Indemnity Letter in accordance with the Credit Agreement

NOTE:	REVOLVING LOAN BORROWINGS THAT ARE (A) ALTERNATE BASE RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $1,000,000 AND IN INTEGRAL MULTIPLES OF $1,000,000 IN EXCESS THEREOF AND (B) LIBOR RATE LOANS MUST BE IN A MINIMUM AGGREGATE AMOUNT OF $1,000,000 AND IN INTEGRAL MULTIPLES OF $1,000,000 IN EXCESS THEREOF.
Swingline Loans to be made on [date] as follows:
     Swingline Loans requested:

(1)	Total Amount of Swingline Loans	$

NOTE:	SWINGLINE LOAN BORROWINGS MUST BE IN MINIMUM AMOUNTS OF $100,000 AND IN INTEGRAL AMOUNTS OF $100,000 IN EXCESS THEREOF.
Borrowing Base

(1)	Borrowing Base Amount (as of the most recent Borrowing Base Certificate)	$

(2)	Outstanding Loans (including Swingline Loans) and Letters of Credit:	$

(3)	Line 1 — Line 2 (must be greater than $0)	$

     The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:
     (a) The representations and warranties made by the Credit Parties in the Credit Agreement and in the other Credit Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date (except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date).
     (b) No Default or Event of Default shall have occurred and be continuing on the date of the Proposed Borrowing or after giving effect to the Proposed Borrowing unless such Default or Event of Default shall have been waived in accordance with the Credit Agreement.

     (c) Immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount.
     (d) If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.
     (e) If a Swingline Loan is requested, all conditions set forth in Section 2.4 shall have been satisfied.
     This Notice of Borrowing may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.
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NEW CENTURY TRANSPORTATION, INC., a New Jersey corporation
By:
Name:
Title: